Exhibit 99.1

NTN Buzztime, Inc. Receives Non-Compliance Letter from the AMEX

Appointment of an Additional Independent and Financially Sophisticated Director

Will Restore Compliance; Expected to Occur Within the Time Limits Required by AMEX

CARLSBAD, Calif., Oct. 16 – NTN Buzztime, Inc. (AMEX: NTN), a leading developer of interactive television and entertainment, announced today that it has received official notification from the American Stock Exchange (AMEX) that it is currently out of compliance with the AMEX’s audit committee requirements as set forth in the AMEX Company Guide.

As previously reported in a Current Report on Form 8-K filed by NTN Buzztime on August 28, 2006, Kendra Berger resigned from the Company’s Board of Directors, effective August 25, 2006, to assume the position of Chief Financial Officer of the Company.  Ms. Berger, who served as an independent director, also served as a member of the Board’s Audit Committee.

With the resignation of Ms. Berger from the Board, the Audit Committee only contains two members.  NTN Buzztime notified the AMEX that as a result of Ms. Berger’s resignation, the Company is no longer in compliance with (i) Section 121(B)(2)(a)(i) of the AMEX Company Guide, which requires that issuers maintain an Audit Committee of at least three members, each of whom is independent, and (ii) Section 121(B)(2)(a)(ii) of the AMEX Company Guide, which requires each issuer’s Audit Committee to have at least one member who is financially sophisticated.  A search for Ms. Berger’s replacement on the Audit Committee is in progress.

On October 10, 2006, the Company received a letter from the AMEX regarding the Company’s noncompliance with Section 121(B)(2)(a)(i) and Section 121(B)(2)(a)(ii) of the AMEX Company Guide.  The AMEX has given NTN Buzztime until December 28, 2006 to restore compliance with the AMEX requirements.  If, however, the Company fails to resolve the specified continued listing deficiency within the timeframe noted above, the AMEX will assess the Company’s continued listing eligibility including, as appropriate, the application of the continued listing evaluation follow-up procedures specified in Section 1009 of the AMEX Company Guide and/or initiation of delisting proceedings.

In the letter, AMEX also noted that within five days of the date of the letter, the Company will be included in a list of issuers posted on the AMEX website that are not in compliance with the AMEX’s continued listing standards.  Further, the Company will become subject to the indicator “.BC” to denote its current noncompliance.  Accordingly, “NTN” will trade as “NTN.BC” and remain on the AMEX website list until a replacement independent and financially sophisticated director has been appointed to the Board and Audit Committee.

The Company is working diligently to complete its search for Ms Berger’s replacement and anticipates that a new independent and financially sophisticated director will be appointed to the Board and the Audit Committee on or prior to December 28, 2006.

About NTN Buzztime, Inc.

Based in Carlsbad, CA, NTN Buzztime, Inc. has been a leader in interactive television entertainment for over 20 years and distributes its Play Along TV games and technology through numerous platforms including its own Buzztime iTV Network, which is available on TVs in over 4,000 restaurants, sports bars and pubs throughout North America and the United Kingdom, as well as cable TV, satellite TV, mobile phones, electronic games and books. For more information, please see www.buzztime.com.

NTN Buzztime cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors, which if they do not materialize or prove correct, could cause NTN Buzztime’s results to differ materially from historical results or those expressed or implied by such forward-looking statements.  These statements may include, among others, plans, strategies and objectives of management for future operations; any statements regarding proposed new products or developments; any statements regarding future economic conditions or financial or operating performance; statements of belief, and any statements of assumptions underlying any of the foregoing.  The potential risks and uncertainties that could cause actual growth and results to differ materially include, but are not limited to: the rapidly changing and competitive nature of the interactive entertainment and game industry, as well as the wireless paging and software applications industries, customer acceptance and adoption of the company’s products and technology, unfavorable legislative and regulatory changes in the laws and regulations that govern games of skill and chance, risks related to ownership and enforcement of intellectual property, changes in domestic and international market and political conditions, and other risks and uncertainties more fully described in NTN Buzztime’s public filings with the Securities and Exchange Commission, available at www.sec.gov. NTN Buzztime, Inc. does not undertake to publicly update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it was made, even if experience or future changes show that the indicated results or events will not be realized.

CONTACT:  Kendra Berger, Chief Financial Officer, NTN Buzztime, Inc., (760) 438-7400
Kendra.berger@ntn.com